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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            ENGAGE TECHNOLOGIES, INC.

                             Pursuant to Section 242
                        of the General Corporation Law of
                              THE STATE OF DELAWARE


         Engage Technologies, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth certain amendments to the Second Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments in accordance with Section 242 of the General Corporation Law of the State of Delaware by special meeting in accordance with
Section 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendments are as follows:


RESOLVED:         That Article FIRST of the Second Amended and Restated
                  Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following paragraph is inserted in lieu thereof:

                  FIRST. The name of the Corporation is:

                  Engage, Inc.

FURTHER
RESOLVED:         That the first paragraph of Article FOURTH of the Second
                  Amended and Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following paragraph is inserted in lieu thereof:

                  FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 355,000,000 shares, consisting of (i) 350,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and
                  (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").


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RESOLVED:         That this Certificate of Amendment of Second Amended and
                  Restated Certificate of Incorporation shall be effective on April 28, 2000 at 2:00 p.m. Eastern Standard Time.


         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 28th day of April, 2000.


                                            Engage Technologies, Inc.

                                            By:/s/ Paul L. Schaut
                                               -----------------------
                                            Paul L. Schaut,  President



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